Exhibit 99
F&M BANK ANNOUNCES THE APPOINTMENT OF

DAVE ZITTEROW, EXECUTIVE VICE PRESIDENT
AND REGIONAL DIRECTOR OF BANKING

Kent A. Steinwert, Chairman, President and Chief Executive Officer of Farmers & Merchants Bank of Central California (F&M Bank), announced the appointment of Dave Zitterow as Executive Vice President and Regional Director of Banking.  In addition to serving as the San Francisco Bay Area Market Executive, he will also be responsible for the Manteca/580 corridor, the Bank’s Small Business Lending Division, Treasury Management Services, and Equipment Leasing Company.

Dave Zitterow has over 20 years of commercial lending and bank management experience across large money center, regional and community banks.  Most recently, he was the California Regional Executive for Umpqua Bank where he led nine regional commercial banking centers.  He also held executive leadership positions with Mechanics Bank and Greater Bay Bank.

F&M Bank entered the Bay Area Market just three years ago, and is committed to building a major community bank in the Greater San Francisco Bay Area.  F&M Bank’s success throughout its 101-year history has been the result of delivering exceptional customer service, while reinvesting back into the local community.  The Bank has forged close ties to its clients and the local communities it serves.

F&M Bank’s CEO, Kent Steinwert, noted “I am pleased that Dave Zitterow has joined the F&M Executive Team with the strategic objective of expanding our Bay Area presence.  His vast experience and strong leadership skills will enable F&M Bank to accelerate growth in the dynamic Bay Area market.  Dave understands the importance of delivering innovative products and outstanding service to our clients in order to help achieve their financial objectives.  I am confident Dave Zitterow will build strong partnerships with clients and communities throughout the Bay Area.”

Dave Zitterow added, “F&M Bank combines the personal service of a community bank with the technology and product capabilities of larger institutions.  I am particularly impressed by the Bank’s commitment to delivering a level of personalized service that exceeds customer expectations.  Financially strong, F&M offers a complete complement of banking products to meet all customers’ needs.  I am proud to be part of F&M’s extraordinary 101 years of community commitment.  It is a pleasure to work for a company which has earned the trust of its constituents by doing business the right way.”

About Farmers & Merchants Bank

Farmers & Merchants Bank of Central California, also known as F&M Bank, was founded in 1916, is a locally owned and operated community bank which proudly serves California through 27 convenient locations. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for 26 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.